Exhibit 99.1

SABRE ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

SOUTHLAKE, Texas, April 16, 2014 – Sabre Corporation (“Sabre”), a leading technology solutions provider to the global travel and tourism industry, today announced that it has priced its initial public offering of 39,200,000 shares of common stock at $16 per share. The shares are expected to begin trading on the Nasdaq Global Select Market on April 17, 2014, under the symbol “SABR.”

The offering comprises 39,200,000 shares of newly issued Sabre common stock. In addition, the underwriters of the offering have a 30-day option to purchase up to an additional 5,880,000 shares of common stock from Sabre at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Morgan Stanley, Goldman, Sachs & Co., BofA Merrill Lynch and Deutsche Bank acted as joint book runners for this offering. In addition, Evercore, Jefferies, TPG Capital BD, LLC, Cowen and Company, Sanford C. Bernstein, William Blair, Mizuho Securities, Natixis and The Williams Capital Group, L.P. acted as co-managers for this offering.

A registration statement related to these securities was declared effective as of April 16, 2014 by the Securities and Exchange Commission. The offering is being made only by means of the written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering, when available, may be obtained from Morgan Stanley & Co. LLC at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, or Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by calling 1-866-471-2526, facsimile: 1-212-902-9316 or by e-mail at prospectus-ny@ny.email.gs.com, or BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com, or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, or by calling 1-800-503-4611 or by email at prospectus.cpdg@db.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Sabre® is a leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, such as passenger and guest reservations, revenue management, and flight, network and crew management. Sabre also operates a leading global travel marketplace, processing over $100 billion of estimated travel spend in 2013 by connecting travel suppliers to their most valued customers, the business traveler. Headquartered in Southlake, Texas, USA, Sabre employs approximately 10,000 people in approximately 60 countries around the world.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements convey Sabre’s current expectations or forecasts of future events. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of the registration statement on Form S-1. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.